Exhibit 23.3

Allbright Law Offices

Citigroup Tower

14th Floor, Citigroup Tower

33 Hua Yuan Shi Qiao Road, Pudong New Area,

Shanghai 200120

People’s Republic of China

June 19, 2015

To:	Board of Directors

Yulong Eco-Materials Limited

We hereby consent to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement on Form S-1 of Yulong Eco-Materials Limited (File No. 333-201170). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

/s/ Allbright Law Offices